                                                               February 24, 1999
                           OFFER TO PURCHASE FOR CASH

                 3,240 Class A Units and 7,530 Original Units of
                        Limited Partnership Interests in

                         INCOME GROWTH PARTNERS, LTD. X
                                       by
                            EVEREST INVESTORS 10, LLC

                           at a Cash Purchase Price of
                          $500.00 per Class A Unit and
                              $5 per Original Unit


     Enclosed is an OFFER TO PURCHASE up to 3,240 class A units ("Class A Units") and 7,530 original units ("Original Units") of limited partnership interests in Income Growth Partners, Ltd. X (the "Partnership") at a cash purchase price of $500 per Class A Unit and $5 per Original Unit, without interest, less the amount of Distributions (as defined in the accompanying Offer to Purchase) per unit made to you (the "Unit Holders") by the Partnership after February 1, 1999, and less any Partnership transfer fees. The Offer is not subject to brokerage commissions and is not conditioned upon financing. As used herein, the term "Units" shall refer to the Class A Units, the Original Units, or both.

     Please consider the following points, which are discussed in greater detail in the accompanying Offer to Purchase:

o The price offered for the Class A Units is double the subscription price paid per Class A Unit in June 1995 and reflects a $250 gain per Class A Unit.

o The Partnership's general partner has advised the Purchaser that it does not intend to market or sell the Partnership's properties for at least two to three years.

o The Partnership's publicly filed documents state that there is no established public trading market for the Units and it is not anticipated that any public market will develop. Partnership Spectrum, an independent industry publication, reflects only two transfers of Units between December 1, 1996 and November 30, 1998.

o The Offer allows Unit Holders to dispose of their Units without incurring the sales commissions (typically up to 8% with a minimum of $150-$200) associated with transfers of Units arranged through brokers or other intermediaries.

o The Purchaser is making the Offer with a view to making a profit for itself. Accordingly, there is a conflict between the desire of the Purchaser to purchase Units at a low price and the desire of the Unit Holders to sell their Units at a high price.

o The Offer is an immediate opportunity for Unit Holders to liquidate their investment in the Partnership, subject to proration, but Unit Holders who tender their Units will be giving up the opportunity to participate in any potential future benefits from ownership of Units.

     We urge you to read the Offer to Purchase completely and to return your completed Agreement of Transfer and Letter of Transmittal promptly. The Offer is scheduled to expire on March 29, 1999.

     For answers to any questions you might have regarding these materials or our Offer, or assistance in the procedures for accepting our Offer and tendering your Units, please contact us at (800) 611-4613 (toll free).
                                                       Sincerely,


                                                       Everest Investors 10, LLC

                           OFFER TO PURCHASE FOR CASH

                 3,240 Class A Units and 7,530 Original Units of
                        Limited Partnership Interests in

                         INCOME GROWTH PARTNERS, LTD. X
                                       by
                            EVEREST INVESTORS 10, LLC

                           at a Cash Purchase Price of
                          $500.00 per Class A Unit and
                              $5 per Original Unit


THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., LOS ANGELES TIME, ON MONDAY, MARCH 29, 1999 UNLESS THE OFFER IS EXTENDED.

     Everest Investors 10, LLC ("Everest 10" or the "Purchaser"), a California limited liability company, is offering to purchase up to 3,240 Class A Units and 7,530 Original Units of Income Growth Partners, Ltd. X (the "Partnership"), at a cash purchase price of $500 per Class A Unit and $5 per Original Unit, without interest, less the amount of the Distributions (as defined below) per Unit, if any, made to the Unit Holders by the Partnership after February 1, 1999, and less any transfer fees imposed by the Partnership for each transfer. The Offer (as defined below) is subject to certain terms and conditions set forth in this Offer to Purchase, as it may be supplemented from time to time (the "Offer to Purchase") and in the related Agreement of Transfer and Letter of Transmittal, as it may be supplemented or amended from time to time (the "Letter of
Transmittal," which together with the Offer to Purchase, constitutes the "Offer"). This Offer is not subject to brokerage commissions and is not conditioned upon financing. As used herein, the term "Units" shall refer to the Class A Units, the Original Units, or both, and the term "Purchase Price" shall refer to the respective cash purchase prices offered for the Class A Units and the Original Units, or both.
                               __________________

                 For More Information or for Further Assistance,
                    Please Call or Contact the Purchaser at:

                           Everest Properties II, LLC
                                    (Manager)
                           199 South Los Robles Avenue
                                    Suite 440
                           Pasadena, California 91101
                                 (626) 585-5920
                           (800) 611-4613 (toll free)



February 24, 1999

                                TABLE OF CONTENTS
                                                                            Page

INTRODUCTION...................................................................1

PURPOSE OF THE OFFER...........................................................1

DETAILS OF THE OFFER...........................................................1
     1.   Terms of the Offer; Expiration Date; Proration.......................1
     2.   Acceptance for Payment and Payment of Purchase Price.................2
     3.   Procedure to Accept the Offer........................................3
     4.   Determination of Validity; Rejection of Units; Waiver of Defects;
               No Obligation to Give Notice of Defects.........................4
     5.   Withdrawal Rights....................................................4
     6.   Extension of Tender Period; Termination; Amendment...................5
     7.   Conditions of the Offer..............................................5
     8.   Backup Federal Income Tax Withholding................................7
     9.   FIRPTA Withholding...................................................7

CERTAIN INFORMATION CONCERNING THE PARTNERSHIP.................................7
     General...................................................................7
     Outstanding Units.........................................................8
     Selected Financial and Property Related Data..............................8
     Prior Acquisitions of Units and Prior Contacts............................8

DETERMINATION OF PURCHASE PRICE................................................8
     Trading History of the Units..............................................8

CERTAIN INFORMATION CONCERNING THE PURCHASER...................................9
     The Purchaser.............................................................9
     General...................................................................9
     Source of Funds..........................................................10

FUTURE PLANS OF THE PURCHASER.................................................10

EFFECTS OF THE OFFER..........................................................10
     Future Benefits of Unit Ownership........................................10
     Limitations on Resales...................................................10
     Influence on Voting Decisions by the Purchaser...........................11

CERTAIN FEDERAL INCOME TAX MATTERS............................................11

CERTAIN LEGAL MATTERS.........................................................12
     General..................................................................12
     State Takeover Statutes..................................................13
     Fees and Expenses........................................................13
     Miscellaneous............................................................13

                                  INTRODUCTION

     The Purchaser hereby offers to purchase up to 3,240 Class A Units and 7,530 Original Units of limited partnership interests in the Partnership at a cash purchase price of $500 per Class A Unit and $5 per Original Unit, without interest, less the amount of Distributions per Unit, if any, made to Unit Holders by the Partnership after February 1, 1999, and less any transfer fees imposed by the Partnership for each transfer.

                              PURPOSE OF THE OFFER.

     The purpose of the Offer is for the Purchaser to acquire a substantial equity interest in the Partnership primarily for investment.

     In considering the Offer, Unit Holders are urged to consider the following:

o The price offered for the Class A Units is double the subscription price paid per Class A Unit in June 1995 and reflects a $250 gain on investment per Class A Unit.

o The Partnership's general partner has advised the Purchaser that it does not intend to market or sell the Partnership's properties for at least two to three years.

o The Partnership's publicly filed documents state that there is no established public trading market for the Units and it is not anticipated that any public market will develop. Partnership Spectrum, an independent industry publication, reflects only two transfers of Units between December 1, 1996 and November 30, 1998. For further information, see "Determination of Purchase Price-Trading History of The Units."

o The Offer allows Unit Holders to dispose of their Units without incurring the sales commissions (typically up to 8% with a minimum of $150-$200) associated with transfers of Units arranged through brokers or other intermediaries.

o The Purchaser is making the Offer with a view to making a profit for itself. Accordingly, there is a conflict between the desire of the Purchaser to purchase Units at a low price and the desire of the Unit Holders to sell their Units at a high price.

o The Offer is an immediate opportunity for Unit Holders to liquidate their investments in the Partnership, but Unit Holders who tender their Units will be giving up the opportunity to participate in any potential future benefits from ownership of Units.

     In order to validly tender Class A Units pursuant to the Offer, a Unit Holder must tender all Class A Units and all Original Units he beneficially owns. However, a Unit Holder who tenders only Original Units pursuant to the Offer may validly tender all or a portion of his Original Units. Each Unit Holder must make his own decision, based on the Unit Holder's particular circumstances, whether to tender Units. Unit Holders should consult with their respective advisors about the financial, tax, legal and other implications of accepting the Offer.

                              DETAILS OF THE OFFER

     1. Terms of the Offer; Expiration Date; Proration. On the terms and subject to the conditions of the Offer, the Purchaser will accept and purchase up to 3,240 validly tendered, and not withdrawn, Class A Units and 7,580 validly tendered, and not withdrawn, Original Units in accordance with the procedures set forth in this Offer to Purchase ("Properly Tendered"). For purposes of the Offer, the term "Expiration Date" means 5:00 p.m., Los Angeles time, on Monday, March 29, 1999, unless the Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date to which the Offer is extended by the Purchaser.

     If, prior to the Expiration Date, the Purchaser increases the Purchase Price offered to the Unit Holders pursuant to the Offer, the increased Purchase Price will be paid for all Units accepted for payment pursuant to the Offer, whether or not the Units were tendered prior to the increase in consideration.

     If more than 3,240 Class A Units or 7,580 Original Units are Properly Tendered (or if the number of either Class A or Original Units that are Properly Tendered exceeds the number that can be transferred without triggering applicable limitations on resales) the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for an aggregate of 3,240 Class A Units and 7,580 Original Units (or, if less, the maximum number of such Units that can be transferred without triggering applicable limitations on resales), pro rata, according to the number of Units that are Properly Tendered by each Unit Holder, with appropriate adjustments to avoid purchases of fractional Units. If the number of Units that are Properly Tendered is less than or equal to 3,240 Class A Units or 7,580 Original Units (or, if less, the maximum number of such Units which can be transferred without triggering applicable limitations on resales), the Purchaser will purchase all Units that are Properly Tendered, upon the terms and subject to the conditions of the Offer.

     If proration of tendered Units is required, the Purchaser may not be able to announce the final results of the proration until at least seven business days after the Expiration Date because of the difficulty of determining the proration results. The Purchaser does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration or other adjustment results are known.

     If prior to the Expiration Date any or all of the conditions of the Offer have not been satisfied or waived by the Purchaser, the Purchaser reserves the right to: (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units, (ii) waive the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Units that are Properly Tendered, (iii) extend the Offer and, subject to the right of Unit Holders to withdraw Units until the Expiration Date, retain previously tendered Units for the period or periods for which the Offer is extended, and (iv) amend the Offer.

     2. Acceptance for Payment and Payment of Purchase Price. On the terms and subject to the conditions of the Offer, the Purchaser will purchase and will pay for up to 3,240 Properly Tendered Class A Units and 7,530 Properly Tendered Original Units, as promptly as practicable following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Purchaser of: (i) a properly completed and duly executed and acknowledged Letter of Transmittal, (ii) any other documents required in accordance with the Letter of Transmittal, and (iii) written confirmation from the Partnership of the transfer of the Units to the Purchaser.

     UNDER NO CIRCUMSTANCE WILL INTEREST ON THE PURCHASE PRICE BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Units are not purchased for any reason (other than proration adjustments), the original Letter of Transmittal with respect to the Units may be destroyed by the Purchaser. If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered, then, without prejudice to the Purchaser's rights under Section 4 herein, the Purchaser may, nevertheless, retain documents concerning tendered Units, and those Units may not be withdrawn except to the extent that the tendering Unit Holders are otherwise entitled to withdrawal rights as described in Section 5 herein, subject, however, to the Purchaser's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay Unit Holders the Purchase Price in respect of Units tendered or return documents, if any, representing those Units promptly after termination or withdrawal of the Offer.

     3. Procedure to Accept the Offer. In order to validly tender Class A Units pursuant to the Offer, a Unit Holder must tender all of his Class A Units and all of his Original Units. However, a Unit Holder who validly tenders only Original Units pursuant to the Offer may tender all or a portion of his Original Units. In addition, for the tender of any Units to be valid, the Purchaser must receive, at the address listed on the back page of this Offer to Purchase on or prior to the Expiration Date, a properly completed and duly executed Letter of Transmittal, the original partnership certificate (if available) and all documents required by the Letter of Transmittal.

     The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unit Holder, and delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

     By executing and delivering a Letter of Transmittal, a tendering Unit Holder irrevocably appoints the Purchaser and its officers and any other designee of the Purchaser, and each of them, the attorneys-in-fact and proxies of the Unit Holder, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the Unit Holder's rights with respect to the Units tendered by the Unit Holder and accepted for payment by the Purchaser (and with respect to any and all distributions, other Units, rights or other securities issued or issuable in respect thereof (collectively, "Distributions")), including without limitation the right to direct any IRA custodian, trustee or other record owner to execute and deliver the Letter of Transmittal, the right to accomplish a withdrawal of any previous tender of the Unit Holder's Units and the right to complete the transfer contemplated thereby. All such proxies will be considered coupled with an interest in the tendered Units, are irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of the Units by the Purchaser in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney and proxies given by the Unit Holder with respect to the Units and Distributions will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given (and, if given, will be without force or effect). The officers and designees of the Purchaser will, with respect to the Units for which the appointment is effective, be empowered to exercise all voting and other rights of the Unit Holder as they in their discretion may deem proper at any meeting of the Partnership or any adjournment or postponement thereof. In order for Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of the Units, the Purchaser or its designee must be able to exercise full voting rights with respect to the Units, including voting at any meeting of the Partnership's Limited Partners.

     By executing and delivering a Letter of Transmittal, a tendering Unit Holder irrevocably assigns to the Purchaser and its assigns all of the right, title and interest of the Unit Holder in and to any and all Distributions made by the Partnership from and after the date of acceptance with respect to Units accepted for payment and thereby purchased by the Purchaser.

     4. Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions about the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the Offer will be determined by the Purchaser, which determination will be final and binding. The Purchaser reserves the right to reject any or all tenders of any particular Units determined by it not to be in proper form or if the acceptance of or payment for those Units may, in the opinion of Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive or amend any of the conditions of the Offer that it is legally permitted to waive and to waive any defect in any tender with respect to any particular Units. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding. No tender of Units will be deemed to have been validly made until all defects have been cured or waived. Neither the Purchaser nor any other person will be under any duty to give notification of any defects in the tender of any Units or will incur any liability for failure to give any such notification.

     A tender of Units pursuant to the procedure described above and the acceptance for payment of such Units will constitute a binding agreement between the tendering Unit Holder and the Purchaser on the terms set forth in the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to this Offer, and thereby purchased, Properly Tendered Units if, as and when the Purchaser gives written notice to the Partnership or its Transfer Agent of the Purchaser's acceptance of those Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made and transmitted directly to Unit Holders whose Units have been accepted for payment.

     5. Withdrawal Rights. Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 25, 1999. If purchase of, or payment for, Units is delayed for any reason, including extension by the Purchaser of the Expiration Date, or if the Purchaser is unable to purchase or pay for Units for any reason (for example, because of proration adjustments) then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Purchaser and may not be withdrawn, except to the extent that tendering Unit Holders are otherwise entitled to withdrawal rights as set forth in this Section 5; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unit Holders the Purchase Price in respect of Units tendered promptly after termination or withdrawal of the Offer.

     For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Purchaser at its address listed on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person(s) who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 herein at any time prior to the Expiration Date.

     All questions about the validity and form (including time of receipt) of notices of withdrawal will be determined by the Purchaser , which determination shall be final and binding. Neither the Purchaser nor any other person will be under any duty to give notice of any defects in any notice of withdrawal or incur any liability for failure to give any such notice.

     6. Extension of Tender Period; Termination; Amendment. The Purchaser expressly reserves the right, at any time:

o to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units;

o to terminate the Offer and not accept for payment any Units not already accepted for payment;

o upon the occurrence of any of the conditions specified in Section 7 herein to delay the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for; and

o to amend the Offer in any respect (including, without limitation, by increasing or decreasing the Purchase Price, increasing or decreasing the number of Units being sought, or both).

Notice of any such extension, termination or amendment will promptly be disseminated to Unit Holders in a manner reasonably designed to inform Unit Holders of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

     7. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), to pay for any Units tendered if all authorizations, consents, orders of, or filings with, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall not have occurred or been filed, or obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or, subject to the aforesaid, pay for any Units, may delay the acceptance for payment of the Units tendered, or may withdraw the Offer if, at any time on or after the date of the Offer and before the acceptance of such Units for payment or the payment therefor, any of the following conditions exists:

     (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Units by the Purchaser; (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of both legal and beneficial ownership of the Units; (iii) requires divestiture by the Purchaser of any Units; (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer; (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser, or the Partnership; or (vi) seeks to impose any material condition to the Offer unacceptable to the Purchaser;

     (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency which might, directly or indirectly, result in any of the consequences referred to in paragraph (a) above;

     (c) any change or development shall have occurred or been threatened or disclosed in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which is or may be materially adverse to the Partnership, or there shall be any material lien not disclosed in the Partnership's financial statements, or the Purchaser shall have become aware of any fact that does or may have a material adverse effect on the value of the Units or the Properties (as defined herein);

     (d) the General Partner (as defined herein) of the Partnership shall have failed or refused to take all other action that the Purchaser deems necessary, in the Purchaser's judgment, for the Purchaser to be the registered owner of the Units tendered and accepted for payment hereunder simultaneously with the consummation of the Offer or as soon thereafter as is permitted under the Partnership Agreement, in accordance with the Partnership Agreement and applicable law;

     (e) there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Units pursuant to the Offer or otherwise directly or indirectly relating to the Offer, or otherwise, in the judgment of the Purchaser, adversely affecting the Purchaser, the Partnership or the Properties or the value of the Units or the benefits expected to be derived by the Purchaser as a result of the transactions contemplated by the Offer;

     (f) the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units, (iii) declared or paid any Distribution, other than in cash, on any of the Units, or (iv) the Partnership or the General Partner shall have authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business; or

     (g) the General Partner shall have modified, or taken any step or steps to modify, in any way, the procedures or regulations applicable to the registration of Units or transfers of Units on the books and records of the Partnership or the admission of transferees of Units as registered owners and as Unit Holders.

     The foregoing conditions are for the sole benefit of the Purchaser and may be (but need not be) asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties.

     8. Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding of 31% with respect to payment of the Purchase Price, a tendering Unit Holder must provide the Purchaser with the Unit Holder's correct taxpayer identification number in the space provided in the Letter of Transmittal.

     9. FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to ten percent of the amount of the Purchase Price plus Partnership liabilities allocable to each Unit purchased, the Letter of Transmittal includes FIRPTA representations certifying the Unit Holder's taxpayer identification number and address and that the Unit Holder is not a foreign person.

                 CERTAIN INFORMATION CONCERNING THE PARTNERSHIP

     Information contained in this section is based upon documents and reports publicly filed by the Partnership, including the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Form 10-K"). Although the Purchaser has no information that any statements contained in this section are untrue, the Purchaser has not independently investigated the accuracy of statements, and takes no responsibility for the accuracy, inaccuracy, completeness or incompleteness of any of the information contained in this section or for the failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information.

     General. The Partnership is a California limited partnership formed under the laws of the State of California in February 1988. The sole general partner of the Partnership is Income Growth Management, Inc. (the "General Partner"). The business of the Partnership is conducted primarily through the General Partner, as the Partnership has no employees of its own. Employees of corporations affiliated with the General Partner perform certain administrative and other services on behalf of the Partnership. The Partnership's executive offices are located at 11300 Sorrento Valley Road, Suite 108, San Diego, California 92121 and the Partnership's telephone number is (619) 457-2750.

     The Partnership was formed to acquire, operate and hold for investment one or more parcels of income-producing, multi-family residential real property. Currently, the Partnership has an indirect ownership interest in two separate apartment complexes in Southern California: (1) Mission Park; and (2) Shadow Ridge Meadow, (collectively, the "Properties"). Although the Partnership initially owned the Properties directly, according to the 1997 Form 10-K, as a result of a series of transactions that were consummated in 1995 and 1997, the Partnership now indirectly operates the Properties.

     The Partnership's Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") provides that the Partnership shall continue through February 2021, unless terminated sooner. The General Partner has made no cash capital contributions to date. As of December 31, 1997, there were approximately 2,082 limited partners in the Partnership.

     Attached as Part I of Appendix A to this Offer to Purchase are excerpts from the 1997 Form 10-K, which excerpts describe the business and operations of the Partnership in more detail. Unit Holders should also refer to the Quarterly Report on Form 10-Q (the "1998 Form 10-Q") for the quarter ended September 30, 1998 for more recent information relating to the business and operations of the Partnership.

     The Partnership is subject to the information reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial results and other matters. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or electronically at http://www.sec.gov. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Outstanding Units. According to the 1997 Form 10-K, there were 18,826.5 Original Units and 8,100 Class A Units issued and outstanding, held by approximately 2,082 Unit Holders, as of December 31, 1997.

     Selected Financial and Property Related Data. Attached as Part II of Appendix A is a summary of certain financial and statistical information with respect to the Partnership and the Properties, all of which has been taken from the 1997 Form 10-K. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission. Part II of Appendix A is qualified in its entirety by reference to such publicly filed reports and documents, including, without limitation, all the financial information and related notes contained therein. Unit Holders should also refer to the 1998 Form 10-Q for more recent information relating to the business and operations of the Partnership.

     Prior Acquisitions of Units and Prior Contacts. Neither the Purchaser nor any of its affiliates holds any Units of the Partnership. In 1998, Everest Properties II, LLC, a California limited liability company and the manager of the Purchaser ("EPII"), made several requests to the General Partner for an address list of the limited partners of the Partnership, pursuant to a power-of-attorney from an existing limited partner, in order to conduct a tender offer for Units. The General Partner failed to respond to such requests and follow-up phone calls. On December 11, 1998, Purchaser had one conversation with a representative of the General Partner regarding an investment in, or acquisition of, all of the General Partner's equity interest in the Partnership or, alternatively, the direct acquisition of the Properties from the Partnership. During that conversation, the General Partner indicated that neither it nor the Partnership was interested in Purchaser's proposal and no agreements were reached. The General Partner further indicated that it does not intend to market or sell the Properties for two to three years. Except as set forth above, neither the Purchaser nor its affiliates are party to any past, present or proposed material contracts, arrangements, understandings, relationships, or negotiations with the Partnership or with the General Partner concerning the Partnership.

                         DETERMINATION OF PURCHASE PRICE

     In establishing the Purchase Price, the Purchaser reviewed certain publicly available information including among other things: (i) the Partnership Agreement, (ii) the 1997 Form 10-K and (iii) the 1998 Form 10-Q. The Purchaser determined the Purchase Price pursuant to its independent analysis of the Partnership and the Properties. The Purchaser did not obtain current independent valuations on appraisals of the assets. Based on that information, the Purchaser considered several factors, some of which are discussed below.

     Trading History of the Units. Secondary market sales activity for the Units, including privately negotiated sales, has been limited and highly sporadic. The 1997 Form 10-K states that "no public trading market for the units exists or is intended or expected to develop." At present, privately negotiated sales and sales through intermediaries (such as through the American Partnership Board) are the only means available to a Unit Holder to liquidate an investment in Units (other than this Offer or other occasional offers by other partnership investors, if any) because the Units are not listed or traded on any exchange or quoted on any Nasdaq list or system.

     According to Partnership Spectrum, an independent third party publication, there were two transfers of Units between December 1, 1996 and November 30, 1998: one in September-October 1997, for $35.00 per Unit, and one in January-February 1998, for $62.00 per Unit. Partnership Spectrum does not state, and Purchaser does not know, whether such transfers were of Class A Units or Original Units. Sales may be conducted which are not reported in the Partnership Spectrum and the prices of sales through other channels may differ from those reported by the Partnership Spectrum. The reported gross sales prices may not reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions (typically up to 8% with a minimum of $150-$200) and other secondary market transaction costs. The Purchaser does not know whether the information provided by the Partnership Spectrum is accurate or complete.

                  CERTAIN INFORMATION CONCERNING THE PURCHASER

     The Purchaser. The Purchaser is a California limited liability company that was formed on January 26, 1999. The principal office of the Purchaser is 199 South Los Robles Avenue, Suite 440, Pasadena, CA 91101. The Purchaser is owned by EPII, and by Blackacre Everest, LLC, a Delaware limited liability company ("Blackacre"). The Manager of the Purchaser is EPII and it is the person that manages the Purchaser's affairs. Blackacre did not participate, to any material extent, in the initiation, structuring, preparation or documentation of this Offer. For certain information concerning the directors and executive officers of EPII and Blackacre, see Schedule I to this Offer to Purchase.

     The Purchaser's business consists solely of making and holding the proposed investment in the Partnership. Accordingly, the Purchaser has not had any
material operations to date. For certain selected unaudited financial information available with respect to the Purchaser, see Appendix B to this Offer to Purchase. The inclusion of this information is for informational purposes only and is not intended as an admission that such information is material to a decision whether to sell, tender or hold the Units.

     General.  Except as set forth above or elsewhere in this Offer to Purchase:
(i) the Purchaser does not beneficially own or have a right to acquire, and, to the best knowledge of the Purchaser, no associate or majority-owned subsidiary of Purchaser or the persons listed in Schedule I hereto, beneficially owns or has a right to acquire any Units or any other equity securities of the Partnership; (ii) the Purchaser has not, and to the best knowledge of the Purchaser, none of the persons and entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has, effected any transaction in the Units or any other equity securities of the Partnership during the past 60 days other than as stated in this Offer to Purchase; (iii) the Purchaser does not have and, to the best knowledge of the Purchaser, none of the persons listed in Schedule I hereto has, any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, the transfer or voting thereof, joint ventures, loan arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) since December 31, 1995, there have been no transactions which would require reporting under the rules and regulations of the Commission between the Partnership or any of its affiliates and the Purchaser or any of its subsidiaries or, to the best knowledge of the Purchaser, any of its executive officers, directors or affiliates; and (v) since December 31, 1995 except as otherwise stated in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser, or any of its subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in
Schedule I hereto, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets of the Partnership.

     Source of Funds. Based on the Purchase Price of $500 per Class A Unit and $5 per Original Unit, the Purchaser estimates that the total amount of funds necessary to purchase all Units sought by this Offer and to pay related fees and expenses, will be approximately $1,675,000. The Purchaser expects to obtain these funds by means of equity capital contributions from its members at the time the Units tendered pursuant to the Offer are accepted for payment. Such members will fund their capital contributions through existing cash and other financial assets which in the aggregate are sufficient to provide the funds required in connection with the Offer without any borrowings.

                          FUTURE PLANS OF THE PURCHASER

     The Purchaser is seeking to acquire Units pursuant to the Offer to obtain a substantial equity interest in the Partnership, primarily for investment. Following the completion of the Offer, the Purchaser and persons related to or affiliated with the Purchaser may acquire additional Units. Any such acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable by the Purchaser. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer, and may be for cash or other consideration. However, the Purchaser has no present intention of making additional tender offers for the Units. The Purchaser also may consider selling some or all of the Units it acquires pursuant to the Offer, either directly or by a sale of one or more interests in the Purchaser itself, depending upon liquidity, strategic, tax and other considerations.

     The Purchaser intends to encourage the General Partner to market the Properties for sale, and the Purchaser plans to encourage and assist other persons in making offers to purchase one or both Properties. There can be no assurances that any offers will be made or that any sale of any Property will be completed.

     Except as described herein, the Purchaser does not currently intend to change current management or the operation of the Partnership and does not have current plans for any extraordinary transaction such as a merger, reorganization, liquidation, reallocation of operations or sale or transfer of assets involving the Partnership. However, these plans could change at any time in the future. If any transaction is effected by the Partnership and financial benefits accrue to the Unit Holders, the Purchaser and its affiliates will participate in those benefits to the extent of their ownership of the Units.

                              EFFECTS OF THE OFFER

     Future Benefits of Unit Ownership. Tendering Unit Holders shall receive cash in exchange for their Units purchased by the Purchaser and will forego all future distributions and income and loss allocations from the Partnership with respect to such Units.

     Limitations on Resales. The Partnership Agreement provides that the General Partner may refuse to recognize a transfer of Units if in its opinion the transfer would, for federal income tax purposes, cause the Partnership to be characterized as a "publicly traded partnership," or cause the Partnership to be taxed as a corporation. This provision may limit sales of Units on the secondary market and in private transactions following completion of the offer. Accordingly, the Partnership may not recognize any requests for recognition of a transferee Unit Holder upon a transfer of Units if the General Partner believes the transfer would cause a tax termination of the Partnership.

     Influence on Voting Decisions by the Purchaser. Under the Partnership Agreement, Unit Holders holding a majority of the Units are entitled to take action with respect to a variety of matters, including removal of the General Partner, dissolution and termination of the Partnership, and approval of most types of amendments to the Partnership Agreement. If the Purchaser obtains all or most of the Class A Units and the Original Units sought, the influence of Purchaser and its affiliates on such actions may be significant.

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain of the federal income tax consequences of a sale of Units pursuant to the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, and judicial authority, all as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unit Holder in light of such Unit Holder's specific circumstances, nor does it describe any aspect of state, local, foreign or other tax laws. The discussion below assumes that the Partnership does not own any unrealized receivables or inventory items as such terms are defined in
Section 751 of the Code and the regulations promulgated thereunder. Sales of Units pursuant to the Offer may be taxable transactions under applicable state, local, foreign and other tax laws. UNIT HOLDERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THE UNIT HOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

     In general, a Unit Holder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unit Holder's "amount realized" on the sale and (ii) the Unit Holder's adjusted tax basis in the Units sold. The amount of a Unit Holder's adjusted tax basis in a Unit will vary depending upon the Unit Holder's particular circumstances, and it will include the amount of the Partnership's liabilities allocable to the Unit (as determined under Code Section 752). The "amount realized" with respect to a Unit will be a sum equal to the amount of cash received by the Unit Holder for the Unit pursuant to the Offer (that is, the Purchase Price), plus the amount of the Partnership's liabilities allocable to the Unit (as determined under Code
Section 752).

     The gain or loss recognized by a Unit Holder on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if the Unit was held by the Unit Holder as a capital asset. Recent changes to the tax laws modified applicable capital gain rates and holding periods. Gain with respect to Units held for more than one year will be taxed, for federal income tax purposes, at a maximum long-term capital gain rate of 20 percent. Gain with respect to Units held one year or less will be taxed at ordinary income rates. It should also be noted that the Taxpayer Relief Act of 1997 imposed depreciation recapture of previously deducted straight line depreciation with respect to real property at a rate of 25 percent (assuming eligibility for long-term capital gain treatment). A portion of the gain realized by a Unit Holder with respect to a disposition of the Units may be subjected to this 25 percent rate to the extent that the gain is attributable to depreciation recapture inherent in the properties of the Partnership.

     Capital losses are deductible only to the extent of capital gains, except that taxpayers who are natural persons may deduct up to $3,000 per year of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a "C" corporation's carry-forward period is five years and an individual taxpayer can carry forward such losses indefinitely).

     Under Code Section 469, individuals, S corporations and certain closely-held corporations generally are able to deduct "passive activity losses" in any year only to the extent of the person's passive activity income for that year. Substantially all post-1986 losses of Unit Holders from the Partnership are passive activity losses. Unit Holders may have "suspended" passive activity losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts and which have not been used to offset income from other passive activities). The benefits estimated to be realized by each seller of a Unit assumes that all of the seller's losses from the Partnership have been suspended and not utilized.

     If a Unit Holder sells less than all of its Units pursuant to the Offer, a passive loss recognized by that Unit Holder can be currently deducted (subject to the other applicable limitations) to the extent of the Unit Holder's passive income from the Partnership for that year plus any other net passive activity income for that year, and any gain recognized by a Unit Holder upon the sale of Units can be offset by the Unit Holder's current or "suspended" passive activity losses (if any) from the Partnership and other sources. If, on the other hand, a Unit Holder sells 100 percent of its Units pursuant to the Offer, any "suspended" passive activity losses from the Partnership and any passive activity losses recognized upon the sale of the Units will be offset first against any net passive activity income from the Unit Holder's other passive activity investments, and the balance of any net passive activity losses attributable to the Partnership will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such Unit Holder from its other "ordinary" income (subject to any other applicable limitations). If more than 3,240 Class A Units or 7,530 Original Units are Properly Tendered, some tendering Unit Holders may not be able to sell 100 percent of their Units pursuant to the Offer because of proration of the number of Units to be purchased by the Purchaser, unless the Purchaser amends the Offer to increase the number of Units to be purchased.

     Unit Holders (other than tax-exempt persons, corporations and certain foreign individuals) who tender Units may be subject to 31 percent backup withholding unless those Unit Holders provide a taxpayer identification number ("TIN") and are certain that the TIN is correct or properly certify that they are awaiting a TIN. A Unit Holder may avoid backup withholding by properly completing and signing the Letter of Transmittal. If a Unit Holder who is subject to backup withholding does not include its TIN, the Purchaser will withhold 31 percent from payments to such Unit Holder.

     A Unit Holder who tenders Units must file an information statement with his federal income tax return for the year of the sale which provides the information specified in Treasury Regulation Section 1.751-1(a)(3). The selling Unit Holder must also notify the Partnership of the date of the transfer and the names, addresses and tax identification numbers of the transferors and transferee within 30 days of the date of the transfer (or, if earlier, January 15 of the following calendar year) (See IRS Form 8308).

                             CERTAIN LEGAL MATTERS

     General. Except as set forth herein, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed herein.

     State Takeover Statutes. The Partnership was formed under the laws of the State of California, which currently does not have any takeover statute applicable to limited partnerships. However, it is a condition to the Offer that no state or federal statute impose a material limitation on the Purchaser's right to vote the Units purchased pursuant to the Offer. If this condition is not met, Purchaser may terminate or amend the Offer.

     If any person seeks to apply any state takeover statute, the Purchaser will take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If there is a claim that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. This could prevent the Purchaser from purchasing or paying for Units tendered pursuant to the Offer, or cause delay in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Units tendered.

     Fees and Expenses. Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Purchaser will pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses. The Purchaser will reduce the purchase price of Units by any transfer fees imposed by the Partnership.

     Miscellaneous. The Offer is not made to (nor will tenders be accepted on behalf of) Unit Holders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. However, the Purchaser may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to Unit Holders in such jurisdiction.

     In any jurisdiction where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The  Purchaser  has filed with the  Commission a Tender Offer  Statement on
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth under the caption "Certain Information Concerning The Partnership -- General."

     No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                                       EVEREST INVESTORS 10, LLC

February 24, 1999

                                   SCHEDULE I


                        DIRECTORS AND EXECUTIVE OFFICERS


     The business address of each executive officer and director of Everest Properties II, LLC is 199 South Los Robles Avenue, Suite 440, Pasadena, California 91101. Each executive officer and director is a United States citizen. The name and principal occupation or employment of each executive officer and director of Everest Properties II, LLC, are set forth below.

                             Present Principal Occupation or Employment
Name                          Position and Five-Year Employment History
----                         ------------------------------------------

W. Robert Kohorst        President of Everest Properties II, LLC from 1996 -
                         present.  President and Director of Everest Properties,
                         Inc. from 1994 - present.  President and Director of KH
                         Financial, Inc. from 1994 - present.

David I. Lesser          Executive  Vice  President  and  Secretary  of Everest
                         Properties II, LLC from 1996 - present.  Executive Vice
                         President of Everest Properties, Inc. from 1995 - present. Principal and member of Feder, Goodman &
                         Schwartz, Inc. from 1994 - 1996.


     The Manager of Blackacre Everest, LLC is Blackacre Capital Group, L.P., the general partner of which is Blackacre Capital Management Corp. ("Blackacre Capital"). The business address of each executive officer and director of Blackacre Capital is 450 Park Avenue, 28th Floor, New York, NY 10027. Each executive officer and director is a United States citizen. The name and principal occupation or employment of each executive officer and director of Blackacre Capital are set forth below.

                               Present Principal Occupation or Employment
Name                           Position and Five-Year Employment History
----                           ------------------------------------------

Jeffrey B. Citrin   President and the sole director of Blackacre Capital since its inception in August 1994. Managing Director of the Commercial Mortgage Investment Unit at Oppenheimer & Co.
                    from June 1993 through July 1994.

Stephen Feinberg    President of Blackacre Capital since November 1997, and
                    Senior Managing   Director  and  Chief  Executive   Officer
                    of  Cerberus  Capital Management, L.P. since 1992.

Ronald J. Kravit    Vice  President of Blackacre  Capital since July 1996.
                    Principal of Apollo Real Estate Advisors  from  September
                    1994  through  July  1996.  Senior  Vice  President/Managing
                    Director of G. Soros Realty Advisors/Reichman International from September 1993 through October 1994.

Howard M. Glatzer   Vice  President  of Blackacre  Capital  since June 1997.
                    Senior  Associate of Rockwood Realty  Associates  from March
                    1995  through  May 1997.  Project  Manager of KG LAND NY
                    Corp. from November 1990 through February 1995.

Robert M. Stern     Secretary  and Managing  Director of  Blackacre  Capital
                    since June 1998.  Director of Asset  Services of BDG,  Ltd.
                    from 1996 to 1998.  Director and Senior Asset Manager of
                    Kemper Corporation from 1989 through 1995.

                                   APPENDIX A

     The following information has been copied from the Partnership's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 Form 10-K"). Although the Purchaser has no information that any statements contained in this Appendix A are untrue, the Purchaser has not independently investigated the accuracy of statements, and takes no responsibility for the accuracy, inaccuracy, completeness or incompleteness of any of the information contained in this section or for the failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information.
                                     PART I

Item 1.  Business:

     General. Income Growth Partners, Ltd. X, a California limited partnership (the "Limited Partnership") and subsidiaries (collectively, the "Partnership"), was formed in February 1988, to acquire, operate and hold for investment one or more parcels of income-producing, multi-family residential real property. Currently, the Limited Partnership operates two separate apartment complexes in Southern California: (1) Mission Park and (2) Shadow Ridge Meadows. The limited partnership agreement provides that the Partnership shall continue through February 2021, unless terminated sooner. Income Growth Management, Inc. ("IGM") is the sole general partner. The general partner has made no cash capital contributions to date. As of December 31, 1997, there were approximately 2,082 limited partners in the Partnership. The Partnership has no full time employees. Employees of corporations affiliated with the general partner perform certain administrative and other services on behalf of the Partnership (see Item 13). The Partnership's executive offices are located at 11300 Sorrento Valley Road, Suite 108, San Diego, California 92121 and the Partnership's telephone number is
(619) 457-2750.

     Financing Strategy. The Partnership seeks to minimize the cost of financing its properties and will refinance loans from time to time to take advantage of prevailing market conditions. The Mission Park and Shadow Ridge Meadows properties were refinanced to prevailing rates during 1995 and 1997, respectively.

     Competitive Conditions. Changes in the national and regional economic climates, change in local real estate conditions such as the oversupply of apartments or a reduction in demand for apartments, competition from single-family housing, apartment properties and other forms of multifamily residential housing, the inability to provide adequate maintenance and to obtain adequate insurance, increased operating costs, changes in zoning, building, environmental, rent control and other laws and regulations, the costs of compliance with current and future laws, changes in real property taxes and unusual occurrences (such as earthquakes and floods) and other factors beyond the control of the Partnership may adversely affect the income from, and value of, the Partnership's properties.

     Leases and Inflation. Substantially all of the leases at the Partnership's apartment properties are for a period of six months or less, allowing, at the time of renewal, for adjustments in the rental rate and the opportunity to release the apartment unit at the prevailing market rate. The short-term nature of these leases generally serves to minimize the risk to the Partnership of the adverse effect of inflation and the Partnership does not believe that inflation has had a material adverse impact on its revenues.

     Restrictions Imposed By Laws Benefiting Disabled Persons. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional federal, state and local laws exist which also may require modifications to the properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in an order to correct any noncomplying feature, which could result in substantial capital expenditures. Although management of the Partnership believes that the properties are substantially in compliance with present requirements, if the properties are not in compliance, the Partnership is likely to incur additional costs to comply with the ADA and the FHAA.

     Recent Developments. In January 1994, the Limited Partnership filed a voluntary petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for Southern District of California.

     In October 1994, the Limited Partnership filed a Plan of Reorganization (the "Plan") that was confirmed by the Bankruptcy Court in March 1995. In general, the Plan provided for resolution of all claims against the Limited Partnership as of January 26, 1994. The Limited Partnership emerged from Chapter 11 effective in May 1995 having fully satisfied all claims in accordance with the Plan.

     The Plan proposed that the Limited Partnership raise additional funds through an offering of Class A Units that have a preferred status over the Original Units. The gross proceeds from the offering, which closed in June 1995, were approximately $2 million.

     Under the provisions of the Plan, the Limited Partnership was allowed to retain ownership of the Mission Park and Shadow Ridge Meadows properties. However, the Limited Partnership was unable to raise the capital necessary to retain ownership of its third property, Margarita Summit.

     During 1995, on a tax free basis, the Limited Partnership exchanged the Mission Park property for a 99% interest in IGP X Mission Park Associates, L.P., a newly formed California limited partnership (the "Mission Park Subsidiary"). The Mission Park Subsidiary is separate and distinct from the Partnership, having separate assets, liabilities and business operations.

     During 1997, on a tax free basis, the Limited Partnership exchanged the Shadow Ridge Meadows property for a 99% interest in IGP X Shadow Ridge Meadows, Ltd., a newly formed California limited partnership (the "Shadow Ridge Meadows Subsidiary"). The Shadow Ridge Meadows Subsidiary is also separate and distinct from the Partnership, having separate assets, liabilities and business operations.

     Formation of the Mission Park Subsidiary and the Shadow Ridge Subsidiary had no impact on the Partnership's overall operations, allocation of net income/loss, cash distributions or Partnership assets.

                                     PART II

Item 2.  Properties.

The Partnership presently owns two properties, as follows:

     MISSION PARK:

     Date of purchase:      August 1989

     Purchase price:        $17,100,000

     1995 impairment write-down:   $1,200,000

     Property Description: A 264-unit apartment complex located in San Marcos, California. The property includes two full-size recreation rooms, two heated swimming pools and spas, night-lighted tennis courts, a satellite cable TV system and covered parking. The building is approximately eight years old. The property contains 215,292 square feet.

     SHADOW RIDGE MEADOWS:

     Date of purchase:      November 1988

     Purchase price         $12,700,000

     1995 impairment write-down:    $1,600,000

     Property Description: A 184-unit apartment complex located in Vista, California. The property includes a large recreation center, a heated swimming pool and spa, five laundry facilities, a satellite cable TV system and covered parking. The building is approximately eleven years old. The property contains 127,197 square feet.

Item 6.  Selected Financial Data.

The following selected financial data should be read in conjunction with the financial statements and the related notes set forth in the 1997 Form 10-K:


                     1997         1996        1995         1994         1993
                     ----         ----        ----         ----         ----

Total assets.....$21,225,719  $21,476,918 $22,153,868  $28,945,057  $33,954,409

Long-term
obligations .... 19,765,202   19,788,869  19,966,935   29,426,708   29,678,456

Total revenue.... 3,791,975    3,576,981   3,896,384    4,344,717    4,418,407

Total expense....(4,163,361)  (4,063,509  (4,584,674)  (9,413,282)  (6,969,061)

Write-down of land
and building....    --           --          --         3,900,000      --

Loss before
extraordinary item:
gain on forgiveness
of debt.........   (371,386)    (486,528)   (688,290)  (5,322,740)  (2,550,654)

Extraordinary item:
gain on forgiveness
of debt.........    --           --        4,446,019      --           --

Net income (loss)  (371,386)    (486,528)  3,757,729   (5,322,740)  (2,550,654)

Net income (loss)
per partnership
unit before
extraordinary gain   (13.79)      (18.06)     (28.48)     (282.73)     (135.49)

Extraordinary gain
per partnership
unit............    --           --           184.01      --           --


                    1997         1996        1995         1994         1993
                    ----         ----        ----         ----         ----

Net income (loss)
per partnership
unit............    (13.79)      (18.06)      155.53     (282.73)     (135.49)

Weighted average
limited partnership
units...........    26,926       26,926       24,161      18,826       18,826





     There has been no cash distributions to partners prior to December 31, 1997. The Partnership distributed $100,000 during January 1998.

                                   APPENDIX B


                            Everest Investors 10, LLC
                                  Balance Sheet
                             As of February 22, 1999
                                   (unaudited)


ASSETS
      Current Assets
           Cash and Equivalents..................................       $87,500
                                                                        -------

      Total Current Assets.......................................       $87,500
                                                                        -------

TOTAL ASSETS.....................................................       $87,500
                                                                        =======


LIABILITIES & EQUITY
      Equity
           Members Capital.......................................       $87,500
                                                                        -------
      Total Equity...............................................       $87,500
                                                                        -------

TOTAL LIABILITIES & EQUITY.......................................       $87,500
                                                                        =======

     The Letter of Transmittal, and any other required documents should be sent or delivered by each Unit Holder or his broker, dealer, commercial bank, trust company or other nominee to the Purchaser at its address set forth below:

                           Everest Properties II, LLC
                                    (Manager)
                           199 South Los Robles Avenue
                                    Suite 440
                           Pasadena, California 91101

     Questions and requests for assistance may be directed to the Purchaser at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, and other tender offer materials may be obtained from the Purchaser as set forth below, and will be furnished promptly at the Purchaser's expense.

                  For information regarding the Offer contact:

                           Everest Properties II, LLC
                                    (Manager)
                           199 South Los Robles Avenue
                                    Suite 440
                           Pasadena, California 91101

                        (800) 611-4613 or (626) 585-5920
                            Facsimile: (626) 585-5929